Exhibit 99.1
                                                                    ------------

Press Release                                      FOR IMMEDIATE RELEASE
                                                   Contact:  Kurt D. Rosenberger
                                                   Phone:  (812) 829-2095

             Home Financial Bancorp Announces Third Quarter Results

     Spencer, Indiana - (May 8, 2003) Home Financial Bancorp ("Company") (NASDAQ Symbol "HWEN"), an Indiana corporation which is the holding company for Owen Community Bank, s.b., ("Bank") based in Spencer, Indiana, announces results for the third quarter and nine months ended March 31, 2003.

     Third Quarter Highlights:
     -- Net interest income decreased 6% to $751,000;
     -- Interest expense decreased 21% to $494,000;
     -- Net income fell 37% to $94,000.

     Nine Months Highlights:
     -- Net interest income increased 7% to $2.3 million;
     -- Interest expense decreased 25% to $1.6 million;
     -- Non-interest income declined $134,000;
     -- Net income fell 27% to $279,000.

     For the quarter ended March 31, 2003, the Company reported a 37% decrease in earnings compared to the same period in 2002. Net income for the fiscal third quarter was $94,000, or $.07 per share. The Company reported record quarterly earnings for the same period last year. Net income was $150,000, or $.12 diluted earnings per common share for the quarter ended March 31, 2002. Third quarter 2003 net income was lower due to a decline in income from loans.

     Interest income from loans decreased $155,000 or 12% to $1.2 million for the three months ended March 31, 2003, compared to the same period in 2002. In addition, income from loans was lower by $69,000 or 6% compared to the fiscal second quarter ended December 31, 2002. These comparative decreases from prior periods were primarily the result of a smaller portfolio of outstanding loans. Income from interest-bearing deposits, investment securities and Federal Home Loan Bank stock decreased $21,000 or 22% due to a decrease in the yield earned on deposits and a decrease in the balance of mortgage-backed securities outstanding. Compared to the same period a year earlier, total interest income decreased $175,000 or 12%.

     The decrease in interest income was only partially offset by lower interest expense. Interest expense for deposits and borrowings decreased $131,000 or 21%. A decrease in the cost and volume of deposits coupled with a decline in the cost and volume of borrowings led to the drop in interest expense. The Company's net interest margin was 5.0% for the quarters ended March 31, 2003 and 2002. Net interest income before the provision for loan losses decreased $45,000 or 6% to $751,000 for the three months ended March 31, 2003, compared to a year earlier. The provision for loan losses increased to $65,000 for third quarter 2003, compared to $51,000 for third quarter 2002.

     Non-interest income increased 20% to $75,000, compared to $62,000 for the third quarter ended March 31, 2002. Part of the increase was related to an $18,000 adjustment to the value of the Bank's investment in the Cunot Apartments, L.P. In addition, certain expenses which had in the past been netted against service fee income were reclassified as "other expense". Gain on sale of real estate acquired for development totaled $5,000, compared to $32,000 for the same period a year earlier. No investment securities sales were reported for third quarter 2003 compared to a net loss of $14,000 on sale of securities during the year-earlier period.

     Non-interest expense increased less than 1% to $603,000 for the three months ended March 31, 2003, compared to $600,000 for the same period last year. Higher collateral repossession, repair and disposition expenses and the reclassification of certain deposit service costs contributed to the increase in non-interest expense. Also, salaries and employee benefits increased $21,000 or 7%. Partially offsetting the overall increase, legal and professional fees decreased 58% and equipment expense decreased by 29%.

     The Company's effective tax rate increased to 40.6% for the three months ended March 31, 2003 compared to an effective rate of 27.7% for the same period in 2002. The increase in the effective tax rate results principally from an adjustment to income tax expense to account for the inability of the Company to fully recognize the benefits of capital losses incurred in the current fiscal year from the write-down of certain securities. The increase due to the adjustment related to the capital losses was offset to some extent by an increase in income tax credits recognized during third quarter 2003 to $27,000 from $24,000 in the year-earlier period.

     For the nine-month period ended March 31, 2003, net income fell 27% to $279,000, or $.21 diluted earnings per common share compared to $384,000 or $.30 diluted earnings per common share for the nine months ended March 31, 2002. The decrease in net income resulted from $178,000 in charges recorded in the second quarter to recognize the reduced value of certain investment securities available for sale.

     Net interest income before the provision for loan losses increased 7% to $2.3 million from $2.2 million for the year-earlier period due to lower interest expense. Interest expense for deposits decreased $436,000 or 32% while expense for borrowings decreased $95,000 or 12%. Lower interest rates were mainly responsible for the decline in interest expense which more than offset a decline in interest income for the first three-quarters of fiscal 2003. Interest income from loans decreased $313,000 or 8% compared to the year-earlier period. Total interest income decreased $385,000 or 9% to $3.9 million. Most of the decrease was due to a contraction in loans outstanding and a lower average yield on earning assets compared to the same nine-month period a year earlier.

     Loan loss provisions increased to $180,000 for the nine-months ended March 31, 2003, from $114,000 for the year-earlier period. This increase reflects management's assessment of various risk factors including, but not limited to the level and trend of loan delinquencies, and the effectiveness of collection efforts.

     Non-interest income declined 65% to $71,000 from $205,000 for the nine-month period ended March 31, 2002. Most of the decrease was due to the $178,000 second quarter charge for impaired assets. In addition, the net operating loss on the Bank's investment in the Cunot Apartments, L.P. increased to $46,000 from $36,000 for the year-earlier nine-month period. Partially offsetting the overall decrease, gain on sale of real estate acquired for development increased to $71,000 from $53,000 last year.

     Non-interest expense increased 4% to $1.8 million for the nine months ended March 31, 2003. Salaries and employee benefits increased $66,000 or 7%. Legal and other professional fees decreased by $83,000 or 56%. Expenses incurred to acquire and dispose of repossessed loan collateral contributed to the increase while decreases in equipment, net occupancy and advertising expenses partially offset the overall increase in non-interest expense.

     The Company's effective tax rate increased to 27.7% for the nine months ended March 31, 2003 compared to an effective rate of 25.3% in the same period in 2002. The increase in the effective tax rate results from an adjustment to income tax expense to account for the inability of the Company to fully recognize the benefits of capital losses incurred in the current fiscal year from the write-down of certain securities. The increase due to the adjustment relating to the capital losses was offset to some extent by an increase in income tax credits recognized during the nine months ended March 31, 2003 to $81,000 from $72,000 in the year-earlier period.

     At March 31, 2003, total assets were $63.0 million. Assets decreased $3.7 million or 6% since June 30, 2002. During the nine months ended March 31, 2003, outstanding loans decreased $4.0 million or 8%. Due to the extended period of low interest rates and management's reluctance to acquire lower earning long-term assets, loan repayments have outpaced new originations during fiscal 2003. The Company's Chairman, Frank R. Stewart, commented that "Owen Community Bank has experienced the loss of several commercial and individual customers to rates that are too low and maturities that extend too long in the view of this Bank."

     Cash and cash equivalents increased $1.5 million or 42% compared to nine months earlier. Investment securities totaled $3.4 million at March 31, 2003, compared to $4.6 million at June 30, 2002. This 26% decrease since June 30, 2002 reflects repayment of a $500,000 callable agency bond, the $178,000 write-down of impaired equity securities and accelerated repayments on mortgage-backed securities.

     Loans delinquent 90 days or more decreased to $561,000 or 1.1% of total loans at March 31, 2003, compared to $639,000 or 1.2% of total loans at June 30, 2002. Partially due to recent foreclosures, non-performing assets were $1.3 million or 2.1% of total assets at March 31, 2003, compared to $1.1 million or 1.6% of assets at June 30, 2002. Non-performing assets included $731,000 in Real Estate Owned ("REO") and other repossessed properties at March 31, 2003, compared to $427,000 nine months earlier.

     The allowance for loan losses increased 4% to $359,000 from $344,000 at June 30, 2002. Allowances were 0.73% and 0.65% of total loans at March 31, 2003 and June 30, 2002, respectively. Net loan losses were $165,000 for the three-quarter period ended March 31, 2003 compared to $140,000 for the year-earlier period. Periodic provisions to loan loss allowances reflect management's view of risk in the Bank's entire loan portfolio due to a number of dynamic factors, including current economic conditions, quantity of outstanding loans, and loan delinquency trends. Management considered the level of loan loss allowances at March 31, 2003 to be adequate to cover estimated losses inherent in the loan portfolio at that date.

     Deposits decreased 7% to $38.5 million from $41.5 million at June 30, 2002. Deposits declined due to the withdrawal of maturing time deposits held by local municipalities and out-of-area deposit brokers. Non-interest bearing deposits increased 22% to $1.8 million at March 31, 2003. Borrowings decreased 5% to $17.5 million from $18.5 million nine months earlier.

     Shareholders' equity was $6.7 million or 10.6% of total assets at March 31, 2003. The Company's book value per share was $4.91 based on 1,356,050 shares outstanding. Factors impacting shareholder equity during the first nine months of fiscal 2003 included net income, three quarterly cash dividends totaling $.09 per share, a $30,000 net decrease in the market value of securities available for sale, and the amortization of costs associated with stock-based employee benefit plans.

     Home Financial Bancorp and Owen Community Bank, s.b., an FDIC-insured, federal stock savings bank, operate from headquarters in Spencer, Indiana, and a branch office in Cloverdale, Indiana.

                             HOME FINANCIAL BANCORP
                        Consolidated Financial Highlights
                                   (Unaudited)
         (Dollars in thousands, except per share and book value amounts)


FOR THREE MONTHS ENDED MARCH 31:               2003              2002
                                            ----------        ----------
Net Interest Income                         $      751        $      796
Provision for Loan Losses                           65                51
Non-interest Income                                 75                62
Non-interest Expense                               603               600
Income Tax                                          64                57
Net Income                                          94               150

Basic and Diluted Earnings Per Share:       $      .07        $      .12
Average Shares Outstanding - Basic           1,295,574         1,277,440
Average Shares Outstanding - Diluted         1,304,007         1,277,949


FOR NINE MONTHS ENDED MARCH  31:               2003              2002
                                            ----------        ----------
Net Interest Income                         $    2,330        $    2,183
Provision for Loan Losses                          180               114
Non-interest Income                                 71               206
Non-interest Expense                             1,835             1,761
Income Tax                                         107               130
Net Income                                         279               384

Basic Earnings Per Share                    $      .22        $      .30
Diluted Earnings Per Share:                 $      .21        $      .30
Average Shares Outstanding - Basic           1,291,614         1,265,945
Average Shares Outstanding - Diluted         1,296,255         1,266,982


                                             March 31,         June 30,
                                               2003              2002
                                            ----------        ----------
Total Assets                                $   63,003        $   66,746
Total Loans                                     49,073            53,051
Allowance for Loan Losses                          359               344
Total Deposits                                  38,524            41,456
Borrowings                                      17,500            18,505
Shareholders' Equity                             6,664             6,381

Non-Performing Assets                            1,292             1,066
Non-Performing Loans                               561               639

Non-Performing Assets to Total Assets             2.05%             1.60%
Non-Performing Loans to Total Loans               1.14%             1.20%

Book Value Per Share*                       $     4.91        $     4.71

*Based on 1,356,050 Shares at March 31, 2003 and June 30, 2002.